UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

GOOD TIMES RESTAURANTS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOOD TIMES RESTAURANTS INC.

601 Corporate Circle

Golden, Colorado 80401

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 13, 2010

To Our Stockholders:

A Special Meeting of the Stockholders (the "Special Meeting") of Good Times Restaurants Inc., a Nevada corporation (the "Company"), will be held at our corporate offices, which are located at 601 Corporate Circle, Golden, Colorado 80401, on December 13, 2010, beginning at 9:00 a.m. local time.  The purposes of the Special Meeting are:

To consider and approve a $2,100,000 equity investment in the Company through the issuance of 4,200,000 shares of the Company's common stock to Small Island Investments Limited, a Bermuda corporation (the "Investor"), referred to herein as the "Investment Transaction";

To consider and approve a proposal to give the Company's Board of Directors discretion to effect a one-for-three reverse stock split of the Company's issued and outstanding common stock following the closing of the Investment Transaction, referred to herein as the "Reverse Split"; and

To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

The accompanying proxy statement contains additional information about the Special Meeting.  Only stockholders of record at the close of business on October 27, 2010 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Special Meeting.  If you do not plan to attend the Special Meeting, please sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope or via facsimile to the attention of Boyd E. Hoback, our President and Chief Executive Officer, at (303) 273-0177. The delivery of a proxy will not affect your right to vote in person if you attend the Special Meeting.

Sincerely,

/s/ Susan M. Knutson

Susan M. Knutson

Secretary and Controller

November 22, 2010

TABLE OF CONTENTS

ABOUT THE SPECIAL MEETING	1

PROPOSAL #1 - INVESTMENT TRANSACTION	3

PROPOSAL #2 - REVERSE STOCK SPLIT	15

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20

STOCKHOLDER NOMINATIONS AND OTHER PROPOSALS	21

OTHER MATTERS	21

WHERE YOU CAN FIND MORE INFORMATION	21

APPENDIX A - SECURITIES PURCHASE AGREEMENT DATED OCTOBER 29, 2010 BETWEEN GOOD TIMES RESTAURANTS INC. AND SMALL ISLAND INVESTMENTS LIMITED

APPENDIX B - FAIRNESS OPINION OF WOODVILLE HALL CAPITAL, LLC DATED OCTOBER 29, 2010

GOOD TIMES RESTAURANTS INC.

601 Corporate Circle

Golden, Colorado 80401

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 13, 2010

This Proxy Statement relates to a Special Meeting of Stockholders (the "Special Meeting") of Good Times Restaurants Inc., a Nevada corporation (the "Company").  The Special Meeting will be held on December 13, 2010, at 9:00 a.m. local time, at our corporate offices, which are located at 601 Corporate Circle, Golden, Colorado 80401, or at such other time and place to which the Special Meeting may be adjourned or postponed.  The enclosed proxy is solicited by our Board of Directors (the "Board").  The proxy materials relating to the Special Meeting are first being mailed to stockholders entitled to vote at the meeting on or about December 1, 2010.

The terms "we," "us," and "our" in this Proxy Statement refer to the Company.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders To Be Held on December 13, 2010:  This Proxy Statement is also available at our website at www.goodtimesburgers.com.

ABOUT THE MEETING

What is the purpose of the Special Meeting?

At the Special Meeting, the stockholders will act upon the matters outlined in the accompanying Notice of Special Meeting and this Proxy Statement, including (1) a proposal to approve a $2,100,000 equity investment in the Company through the issuance of 4,200,000 shares of the Company's common stock to Small Island Investments Limited, a Bermuda corporation (the "Investor"), referred to herein as the "Investment Transaction"; and (2) a proposal to give our Board discretion to effect a one-for-three reverse stock split of the Company's common stock following the closing of the Investment Transaction, referred to herein as the "Reverse Split."

Who is entitled to attend and vote at the Special Meeting?

Only stockholders of record at the close of business on the record date of October 27, 2010, or their duly appointed proxies, are entitled to receive notice of the Special Meeting, attend the meeting, and vote their shares at the Special Meeting or any adjournment or postponement of the Special Meeting.  At the close of business on October 27, 2010, there were 3,898,559 shares of our common stock outstanding and entitled to vote.  Each outstanding share of our common stock is entitled to one vote.

How do I vote?

You may vote on matters to come before the Special Meeting in two ways:  (i) you can attend the Special Meeting and cast your vote in person, or (ii) you can vote by completing, signing and dating the enclosed proxy card and returning it to us in the enclosed business reply envelope or via facsimile to Boyd E. Hoback, our President and Chief Executive Officer, at (303) 273-0177.  If you return the proxy card, you will authorize the individuals named on the proxy card, referred to as proxy holders, to vote your shares according to your instructions or, if you provide no instructions, according to the recommendations of our Board.  If your shares are held by a broker in "street name," you will receive a voting instruction form from your broker or the broker's agent asking you how your shares should be voted.

What if I vote and then change my mind?

You may revoke your proxy at any time before the vote is taken at the Special Meeting by either (i) filing with our Corporate Secretary a written notice of revocation, (ii) sending in another duly executed proxy bearing a later date, or (iii) attending the meeting and casting your vote in person.  Your last vote will be the vote that is counted.

How can I get more information about attending the Special Meeting and voting in person?

The Special Meeting will be held on Monday, December 13, 2010, at 9:00 a.m. local time, at our corporate offices, which are located at 601 Corporate Circle, Golden, Colorado 80401, or at such other time and place to which the Special Meeting may be adjourned or postponed.  For additional details about the Special Meeting, including directions to the site of the Special Meeting and information about how you may vote in person if you so desire, please call or email Boyd E. Hoback, our President and Chief Executive Officer, at (303) 384-1400 or at bhoback@gtrestaurants.com.

What are the Board's recommendations?

Unless you give other instructions on your proxy card, the persons named on the proxy card will vote in accordance with the recommendations of our Board, which are described in this Proxy Statement.  Our Board recommends a vote FOR the approval of the Investment Transaction and FOR the approval of the Reverse Split.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

What constitutes a quorum?

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date will constitute a quorum at the Special Meeting, permitting us to conduct our business at the Special Meeting.  Proxies received but marked as abstentions and broker non-votes (defined below) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether a quorum is present.  If a quorum is not present, the Special Meeting may be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

Vote Required.  Approval of each proposal to be considered and voted upon at the Special Meeting will require the affirmative vote of a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the Special Meeting (assuming we have a quorum as described above).  A properly executed proxy marked "ABSTAIN" with respect to a proposal will not be voted for that proposal but will be counted for purposes of whether there is a quorum at the meeting.  Abstentions will result in the respective proposal receiving fewer votes.

Effect of Broker Non-Votes.  If your shares are held by your broker in "street name," you will receive a voting instruction form from your broker or the broker's agent asking you how your shares should be voted.  Please complete the form and return it in the envelope provided by the broker or agent.  No postage is necessary if mailed in the United States.  If you do not instruct your broker how to vote, your broker may vote your shares at its discretion or, on some matters, may not be permitted to exercise voting discretion.  Votes that could have been cast on the matter in question if the brokers have received their customers' instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority, are referred to as "broker non-votes."  Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted as a vote cast in determining the number of shares necessary for approval of those matters.  Shares represented by such broker non-votes, however, will be counted in determining whether there is a quorum.  Accordingly, broker non-votes will result in the respective proposal receiving fewer votes.

Can I dissent or exercise rights of appraisal?

Neither Nevada law nor our Articles of Incorporation or Bylaws provide our stockholders with dissenters' or appraisal rights in connection with the proposals to be voted on at the Special Meeting.  If the proposals are approved at the Special Meeting, stockholders voting against such proposals will not be entitled to seek appraisal for their shares.

Who pays for this proxy solicitation?

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to the stockholders.  In addition to solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or personal interview.  These individuals will not receive any compensation for their services other than their regular salaries.  Arrangements will also be made with brokerage houses and other custodians and fiduciaries to forward solicitation materials to the beneficial owners of the shares held on the record date, and we may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing.

PROPOSAL #1 - APPROVAL OF THE INVESTMENT TRANSACTION

We are seeking stockholder approval of this Proposal #1 for the purpose of complying with Rules 5365(a) and 5365(d) of the NASDAQ Stock Market, which require, respectively, that the Company seek stockholder approval of the Investment Transaction because (i) it will represent 51.4 percent of the Company's outstanding common stock following the Investment Transaction, resulting in a change of control of the Company, and (ii) the shares of common stock to be issued to the Investor in the Investment Transaction will be issued at a price less than the recently prevailing market prices of such shares.  On November 10, 2010, the last sale price of our common stock reported by NASDAQ was $0.75 per share.  The purchase price for the Shares to be issued in the Investment Transaction is $0.50 per share, which represents a 33.3 percent discount from the November 10, 2010 trading price.

The Parties

The Company.  The Company was incorporated in the State of Nevada in 1987.  The Company's common stock is quoted on the NASDAQ Capital Market (symbol: GTIM).  The Company is essentially a holding company for its wholly owned subsidiary, Good Times Drive Thru Inc. ("GTDT"), a Colorado corporation, which is engaged in the business of developing, owning, operating and franchising hamburger-oriented drive-through restaurants under the name Good Times Burgers & Frozen Custard™.  Most of our restaurants are located in the front-range communities of Colorado but we also have franchised restaurants in Idaho, North Dakota and Wyoming.

The Investor.  The Investor is a Bermuda corporation based in Boston, Massachusetts.  The Investor is an affiliate of a company that owns and operates three restaurant brands operating in Canada and the United States generating approximately $75 million in annual revenues.  Please see the section entitled "Investor Board Designees" below.

Background and Description of the Proposed Investment Transaction

General

Our Board has determined to enter into the Securities Purchase Agreement, dated October 29, 2010 (the "Purchase Agreement"), with the Investor, after consideration of the Company's capital requirements and its strategic alternatives over the course of the last twelve months.  In August 2009, the Company engaged Mastodon Ventures, Inc. as its financial advisor to seek strategic alternatives that would maximize stockholder value.  As described below under the heading "Evaluation of Strategic Alternatives", that process included evaluation of the Company for possible investment by various private equity firms and strategic investors, as well as by competitors interested in the possible purchase or conversion of the Company's assets to another restaurant brand.

The Company's sales trends have declined since the middle of fiscal 2008 as a result of the economic recession, shift in consumer spending and the quick service restaurant segment competitive environment.  It was not until June 2010 that sales trends began to flatten out, turning positive in August, September and October of 2010.  Those negative sales trends and the resulting impact on the Company's cash flow from operations significantly limited the number of interested investors in the Company.  During fiscal 2009 and 2010 the Company significantly reduced its operating expenses and entered into two separate bridge loan transactions to improve its working capital and remain current on its long term debt as it evaluated strategic alternatives.

While the Company remains current on its long term debt obligations, leases and current liabilities with its vendors, it has accrued property taxes for 2009, outstanding loans and other miscellaneous accounts payable that are due.  In spite of the recent sales trend improvement, the losses from operations has put a strain on the Company's ability to meet its ongoing liabilities, and our Board has taken into account the timing of the proposed Investment Transaction given the Company's current and increased working capital needs in the winter months of fiscal 2011.

During fiscal 2010, the Company received two notices of noncompliance from NASDAQ for the continued listing of its common stock relating to failing to maintain a minimum bid price of $1.00 per share of its common stock and falling below the requirement of net tangible stockholders' equity of $2.5 million.  The proposed Investment Transaction and approval of the Reverse Split will enable the Company to regain compliance with both of the requirements for continued listing on the NASDAQ Capital Market.

Evaluation of Strategic Alternatives

On August 14, 2009, our Board formed a Special Committee comprised of directors Richard Stark, Alan Teran and Geoff Bailey to explore and evaluate strategic alternatives aimed at enhancing stockholder value.  At the same time, the Company hired Mastodon Ventures, Inc. to provide strategic advisory services and explore strategic alternatives that may further the long-term business prospects of the Company and provide value to its stockholders.  Mastodon Ventures is an advisory firm based in Austin, Texas focused on mergers and acquisitions and capital formation for emerging growth and middle-market companies with particular expertise since 2004 on multi-unit restaurant transactions.

In October 2009, Mastodon Ventures began contacting a relatively large number of potential investors to determine their initial interest regarding a possible purchase of Company stock.  Mastodon and the Company prepared various disclosure materials on the Company and its business for the benefit of possible investors.

In December 2009 and in January 2010, the Company discussed potential financing transactions with two potential investors which had expressed initial interest.  These discussions did not progress because of the Company's negative cash flow trends.

On February 1, 2010, the Company and GTDT entered into a loan agreement with W Capital, Inc., John T. MacDonald and Golden Bridge, LLC, pursuant to which the lenders made loans totaling $400,000 to be used for restaurant marketing and other working capital uses of GTDT.  The loans bear interest at a rate of 12% per annum through August 1, 2010 and at a rate of 14% per annum from and after August 1, 2010 until the maturity date.  The maturity date for payment of all principal and interest on the loans is December 31, 2010.  The loans are convertible into shares of our common stock at any time prior to repayment at a conversion price of 25% less than the average price of the common stock during the 20 days prior to conversion, but at not less than $0.75 per share nor more than $1.08 per share.  In addition, the Company issued warrants to the lenders which provide that the lenders may at any time until two years from the date of repayment or conversion of the loans purchase up to an aggregate of 50,000 shares of our common stock at the same exercise price.  The loans further provided that if the loans were not repaid prior to August 1, 2010, the Company would issue warrants to the lenders for the purchase of 50,000 additional shares of the common stock upon the same terms.

In March 2010, the Company considered a proposal from a private equity firm to acquire all of the stock of GTDT from the Company for cash and the assumption of certain debt obligations.  However, the purchase would have excluded an existing real estate asset, which would have been leased back to GTDT, and the Company would have retained debt obligations for that real estate and other debt obligations.

The net value of the transaction to the Company was estimated at the time to be approximately $0.53 per share net of the retained debt, and the Company would have continued to have on-going expenses associated with its continued public company status.  In addition, as a condition to the proposed sale, the buyer required that certain controlling stockholders of the Company contribute two-thirds of their share of the sale proceeds into the purchaser entity.  This condition was not acceptable to the controlling stockholders.

Subsequent to March 2010, Mastodon had meetings with more than twenty possible investors about a purchase of Company stock, including approximately seven meetings in which Boyd Hoback, the Company's President and Chief Executive Officer, participated.  Mr. Hoback and Eric Reinhard, the Chairman of our Board, also had discussions with approximately six other possible investors which were arranged other than through Mastodon.  As a result of these meetings before and after March 2010, four investors submitted proposal term sheets.  None of the foregoing activities however resulted in a firm offer to purchase, generally because of the Company's negative cash flow trends affected by the adverse restaurant segment competitive environment.  Also, the proposed investment was considered too small by some of the potential investors.

The Company and the Investor, along with Mastodon, began discussing potential investment terms in September 2010.  On October 3, 2010, the Company and the Investor entered into a non-binding term sheet for the sale of shares of its common stock for $2 million, subject to the execution of a definitive Securities Purchase Agreement, the completion of the Investor's due diligence, and various other contingencies.  A copy of the term sheet was filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 5, 2010.

On October 29, 2010, the Company entered into the Purchase Agreement with the Investor, under which the Company has agreed to sell, and the Investor has agreed to purchase, 4,200,000 shares of the Company's common stock (the "Shares") at a price of $0.50 per share.  When issued at the Closing, the Shares will represent approximately 51.4 percent of the Company's total outstanding shares on a pro forma basis.  As described below, the consummation of the Investment Transaction is conditioned on obtaining the approval of the Company's stockholders of (a) the issuance and sale of the Shares in accordance with the requirements of the Purchase Agreement and the rules of the NASDAQ Stock Market, and (b) the proposed Reverse Split.

The $0.50 per share price at which the Shares will be issued pursuant to the Purchase Agreement is less than the estimated $0.53 per share net value of the proposed transaction considered by our Board in March 2010.  However, the $0.50 per share price treats all of the stockholders of the Company equally and does not put controlling stockholders at a disadvantage.  Moreover, the March 2010 proposed transaction, if consummated, would have eliminated the interests of our minority stockholders in any future growth of the Company, whereas the Investment Transaction does not eliminate the ownership interests of our present stockholders.

On November 12, 2010, the Company received an unsolicited tentative proposal from another investor to purchase the Shares at a price of $0.60 per share, subject to the successful completion of the investor's due diligence and other matters. Our Board determined in its good faith judgment (after consultation with the Company's outside legal counsel and independent financial advisor) that the terms of the offer were not superior to the Investment Transaction from a financial point of view to the Company's stockholders because (i) the 20% premium in price to the Investment Transaction would only net the Company an approximate 10% premium after payment of a breakup fee to the Investor and additional legal costs, (ii) the offer did not meet the Company's immediate working capital needs, and (iii) the offer was subject to uncertainty and contingences. During the other investor's conduct of initial due diligence, the Company and the other investor mutually agreed not to proceed with the tentative proposal.

Securities Act Matters

The Investor has represented to the Company that it is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").  The Shares have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the applicable federal and state registration requirements.  The Company has relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder for the purposes of the transaction.  Effective at the Closing, the Company intends to enter into a Registration Rights Agreement with the Investor, pursuant to which the Company will grant the Investor certain registration rights with respect to the Shares.

Recommendation of the Board of Directors

After taking into account the factors described below and other factors, our Board has unanimously approved the issuance of the Shares and has determined that the Investment Transaction is advisable and in the best interests of our stockholders and recommends that you vote FOR Proposal #1.

Described below are the material factors considered by our Board in making its recommendation, including the fairness of the price to be received by us, and our desire for additional capital to achieve our strategic goals and generally to enhance stockholder value.  See generally, "Board's Evaluation of the Fairness of the Terms of the Investment Transaction" and "Fairness Opinion" below.

Board's Evaluation of the Fairness of the Terms of the Investment Transaction

In reaching its decision to approve and proceed with the Investment Transaction, our Board carefully considered a number of factors and consulted with the Company's senior management as well as Mastodon Ventures, Inc.

In view of the complexity and wide variety of information and factors considered in connection with its evaluation of the Investment Transaction, the Board did not find it practicable to and did not quantify or otherwise assign relative or specific weights to the factors it considered in reaching its determination.  Instead, the material factors considered by the Board were the following:

•         The completion of the Investment Transaction will provide additional capital to meet current liabilities, amend an existing loan agreement, pay off other loans coming due at December 31, 2010, and grow our business in the future.

•         The completion of the Investment Transaction, together with the Reverse Split described below, will allow us to regain compliance for the continued listing of our common stock on the NASDAQ Capital Market.

•         The completion of the Investment Transaction will strengthen our overall financial position and reduce our financial risk.  In addition, the completion of the Investment Transaction will strengthen our investor base with the addition of a new experienced investor which will have a significant stake in our long-term success and will be motivated to provide support and assistance to protect and enhance its investment.

•         While the Investment Transaction will result in a change of control of the Company, it is anticipated that the four persons who the Investor will designate as Board members will have experience in the restaurant sector including mergers and acquisitions and advising comparable companies.  Please see the section entitled "Investor Board Designees" below.

•         Our ability to raise funds from other sources depends on many factors, including, among other things, the growth of our revenues, our profit margins, leverage in our operating expenses, and the cost and availability of other forms of third-party financing to expand our business operations.  In the view of the Board, many of these factors are subject to significant uncertainty.

•         The securities issued in the Investment Transaction will be shares of our common stock rather than debt or preferred stock, which will place the Investor at the same rank as existing stockholders and allow us to maintain a less complicated capital structure.

•         The securities issued in the Investment Transaction will dilute the percentage ownership of each of our existing stockholders by 51.4 percent, and the purchase price per share of common stock issued in the Investment Transaction will be less than the recently prevailing trading market prices of such shares.

•         We received the opinion of Woodville Hall Capital, LLC, of Middleburg, Virginia, that the consideration to be received by us in the Investment Transaction is fair to us from a financial point of view.  Please see the section entitled "Fairness Opinion" below.

Fairness Opinion

As disclosed above, a fairness opinion was provided by Woodville Hall Capital, LLC, of Middleburg, Virginia. Woodville Hall delivered a written opinion to the Board that, as of October 29, 2010, and based upon and subject to the factors, assumptions, qualifications and limitations described in the written opinion, the consideration to be received by the Company in the Investment Transaction is fair from a financial point of view to the Company.

Below is a summary of the fairness opinion rendered by Woodville Hall to the Board as of October 29, 2010.  The full text of the fairness opinion setting forth the assumptions made, procedures followed, matters considered and limitations of the review undertaken with it is attached hereto as Appendix B.

You should read the fairness opinion in its entirety.  Woodville Hall provided its opinion for the information and assistance of the Board in connection with its consideration of the Investment Transaction.  This opinion is not a recommendation as to how a stockholder of the Company should vote with respect to the issuance of the Shares to the Investor in the Investment Transaction or any other matter.

No limitations were imposed upon Woodville Hall with respect to the investigations made or procedures followed by Woodville Hall in rendering its opinion.  You should understand that the fairness opinion is based upon market conditions as they exist as of October 29, 2010 and speaks only as to such date.  Subsequent events could affect the fairness of the consideration received by the Company in the Investment Transaction from a financial point of view, including changes in industry performance or changes in market conditions and changes to our business, financial condition and results of operation.  Woodville Hall has not been requested and does not intend to update, revise or reaffirm its fairness opinion to reflect any such changes that may occur prior to the Closing.

In arriving at its opinion, Woodville Hall among other things:

•         Reviewed certain reports and information filed by the Company with the SEC;

•         Reviewed the Company's management presentation, dated Spring 2010;

•         Discussed the business and prospects of the Company with senior operating and financial officers as well as directors of the Company;

•         Discussed the fund raising process with Robert Hersch of Mastodon  Ventures, Inc., an advisor to the Company;

•         Reviewed the term sheet, dated October 1, 2010, between the Company and the Investor;

•         Reviewed the Securities Purchase Agreement, dated October 29, 2010, between the Company and the Investor, and related documents;

•         Reviewed management-prepared GTDT store performance financials for the past two years;

•         Reviewed draft consolidated financial results for the quarter ending September 30, 2010 and certain public filings containing prior quarterly results;

•         Reviewed a NASDAQ de-listing extension letter dated October 6, 2010;

•         Reviewed certain debt agreements;

•         Reviewed the Company's stock performance for the prior three months (price, volume, percentage of outstanding shares) vs. selected other companies;

•         Reviewed insider share holdings;

•         Reviewed the fund raising process for the prior year, including the number of parties contacted, term sheets received, and reasons that the prior potential transactions did not proceed forward;

•         Reviewed the minutes of the September 30, 2010 Board meeting where the proposed common stock investment by the Investor was discussed;

•         Reviewed signed Special Committee and Board of Directors resolutions authorizing the Investor's investment; and

•         Reviewed certain other publicly available information on the Company.

Woodville Hall relied, without independent verification, on the accuracy, completeness and fair representation of all the financial and other information obtained by it from public sources and provided to it by the Company and Mastodon Ventures, and its opinion is conditioned upon such accuracy, completeness and fairness.  In addition, Woodville Hall assumed that the unaudited financial results provided by the Company's management represent management's best estimates of the most probable results for the Company for the periods presented therein.

Woodville Hall was retained by the Company in October 2010 to render an opinion as to the fairness of the Investment Transaction.  Under the terms of its engagement, Woodville Hall received a fairness opinion fee of $25,000.

Woodville Hall is a FINRA-registered broker-dealer that is engaged in the valuation of businesses in connection with securities issuances, mergers, acquisitions and divestitures, with particular experience with restaurant company transactions.

Summary of the Investment Transaction Documents

Each of the material agreements relating to the Investment Transaction is summarized below.  The summaries below do not purport to be complete and are qualified in their entirety by the full text of the related agreements, copies of which have been filed as exhibits to the Company's Current Report on Form 8-K filed with the SEC on November 5, 2010.

Securities Purchase Agreement

On October 29, 2010, the Company and the Investor entered into the Purchase Agreement under which the Company has agreed to sell, and the Investor has agreed to purchase, 4,200,000 shares of the Company's common stock (the "Shares") at a purchase price of $0.50 per share, or an aggregate purchase price of $2,100,000.  Upon the closing of the Investment Transaction (the "Closing"), the Investor will become the beneficial owner of approximately 51.4 percent of the Company's outstanding common stock.  The Purchase Agreement contains customary representations and warranties by the Company, which are in certain cases modified by "materiality" and "knowledge" qualifiers.

The Purchase Agreement was subject to the Investor's further financial, legal and other due diligence examination of the Company, GTDT and the Investment Transaction.  On November 1, 2010, the Investor notified the Company in writing of its successful completion of due diligence.

The Purchase Agreement provides that the obligation of the Investor to complete the purchase of the Shares at the Closing is subject to certain conditions (which may be waived by the Investor), including:

            (i)  that the Registration Rights Agreement has been duly executed by the Company and delivered to the Investor;

            (ii)  that the representations and warranties of the Company contained in the Purchase Agreement are true and correct in all material respects (or true and correct in all respects as to representations and warranties which are qualified by materiality) as of the Closing as though made on and as of such date;

            (iii) that the Company has received all consents, waivers, authorizations, and approvals from third parties necessary in connection with the Investment Transaction;

            (iv)  that the Company's stockholders have approved and authorized the Investment Transaction and the reverse stock split described below;

            (v)  that the Company has received the resignations of four of its current directors, including the current Chairman of the Board and one member of the Audit Committee, and that the Board has taken all action necessary to fill the resulting four vacancies with the Investor's designees effective upon the Closing; and

            (vi)  that the Company has adopted a new management incentive program, in a form satisfactory to the Investor, to apply from and after the Closing, subject to the subsequent approval of such management incentive program by our stockholders, if required.

Pursuant to the Purchase Agreement, the Company has agreed to indemnify the Investor (and certain "Investor Parties" as defined in the Purchase Agreement) for all liabilities, losses, or damages as a result of or relating to any breach of any representations, warranties, covenants, or agreements made by the Company in the Purchase Agreement and the Registration Rights Agreement.

The Purchase Agreement may be terminated at any time prior to the Closing only as follows:

•         by the Investor or the Company, if the Closing has not occurred by November 30, 2010, provided that the right to terminate shall not be available to either party whose failure to perform its obligations under the Purchase Agreement is the primary cause of the failure of the Closing to have occurred by such date;

•         by the Investor or the Company, if the Company's stockholders do not vote to approve the Investment Transaction;

•         at any time by mutual agreement of the Company and the Investor;

•         by either the Company or the Investor, if there has been a material breach of any representation, warranty, or covenant or obligation of the other party contained in the Purchase Agreement, which has not been cured within 15 days after notice thereof; or

•         by the Company if the Company has received an alternative proposal which the Board determines in its good faith judgment (after consultation with the Company's outside legal counsel and independent financial advisor) to be on terms superior in value from a financial point of view to the Company's stockholders than the Investment Transaction and reasonably capable of being completed, in which event the Company has agreed to pay to the Investor a termination fee in the amount of $150,000.

The Purchase Agreement provides that after the  Closing, for so long as the Investor holds at least 50 percent of our outstanding common stock, (i) our Board shall consist of no more than seven members, and (ii) the Investor will have the right to designate four members of our Board.  In addition, the Purchase Agreement provides that for a period of three years following the Closing, as long as the Investor continues to own at least 80 percent of the Shares, the Investor will have a right of first refusal to purchase additional securities which are offered and sold by the Company for the purpose of maintaining its percentage interest in the Company.

Registration Rights Agreement

At the Closing, the Company will execute and deliver the Registration Rights Agreement to the Investor, pursuant to which the Company will grant the Investor certain registration rights with respect to resale of the Shares.  The Company has agreed to pay all expenses associated with the registration of the Shares, including the fees and expenses of counsel to the Investor.  The Company has also agreed to indemnify the Investor, and its officers, directors, members, investors, employees and agents, successors and assigns, and each other person, if any, who controls the Investor within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities arise out of or are based upon specified violations or failures to comply with applicable federal and state securities laws, rules and regulations.  A copy of the form of Registration Rights Agreement was filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on November 3, 2010.

Use of Proceeds

If this Proposal #1 is approved by our stockholders, and the Closing of the Investment Transaction occurs, subject to Investor approval, the net proceeds of the Investment Transaction after payment of related fees and expenses will be used to pay off the interim working capital loans, reduce the Company's current liabilities and provide working capital for fiscal 2011 and beyond pursuant to its business strategy.  The loans to be repaid include the $400,000 of principal of loans described on page 4 hereof and an additional $185,000 of principal of loans due to Golden Bridge LLC, an entity in which certain of our directors have an interest.  Please see the section entitled "Interest of Certain Persons in Matters to Be Acted Upon" below.  Accrued interest of $36,647 on such loans will be converted into 73,293 shares of our common stock following the Closing of the Investment Transaction.

Investor Board Designees

If this Proposal #1 is approved by our stockholders, immediately following the Closing Richard J. Stark, Alan A. Teran, Ron Goodson and David Grissen intend to resign as directors in order to fulfill the closing condition set forth in the Purchase Agreement.  In addition, Eric W. Reinhard has agreed to resign as Chairman of our Board effective upon the Closing to fulfill the closing condition set forth in the Purchase Agreement but he will continue as a director of the Company following the Closing.  The foregoing director resignations include all of the current members of the Audit Committee (Messrs. Grissen, Teran and Stark) and all of the current members of the Compensation Committee (Messrs. Goodson, Stark and Teran).

As set forth in the Purchase Agreement, effective upon the Closing, the Board intends to appoint four individuals designated by the Investor to the Board to fill such vacancies, each to serve until the next annual meeting of stockholders.  The new Board will then elect a Chairman and appoint new members of the Audit Committee and the Compensation Committee, in each case in accordance with applicable NASDAQ Listing Rules regarding director independence and committee membership.  The new Board will also designate a new Audit Committee financial expert under the rules promulgated by the SEC.

The Investor has advised us it intends to designate the following individuals as its director designees:

Keith A. Radford, age 41, currently serves as Chief Financial Officer of Terra Nova Pub Group Ltd., Elephant & Castle Group Inc. and Massachusetts Pub Group LLC (2009-Present).  Previously Mr. Radford served as a Director and Vice President of subsidiaries within AKER Solutions, a leading global provider of engineering and construction services, technology products and integrated solutions (2002-2008).  In addition he has over eight years of experience in public practice providing auditing, taxation and business consulting services.  Mr. Radford holds a Bachelor of Commerce degree from Memorial University of Newfoundland and Labrador and is a Chartered Accountant.

John F. Morgan, age 50, currently serves as President, Chief Executive Officer and a Director of Elephant & Castle Group Inc. and Terra Nova Pub Group Ltd. (2009-Present).  He is President, Chief Executive Officer and a Manager of Massachusetts Pub Group LLC (2008-Present).  Previously Mr. Morgan had been the President of Morgan Capital Limited, St. John's, Newfoundland, an independent financial services firm providing taxation and merger and acquisition support services to North American and international clients (1994-2009).

Mr. Morgan holds a Bachelor of Commerce degree from Memorial University of Newfoundland and Labrador with a participation in the In Depth Taxation Program and Chartered Business Valuator Program.  He is a Chartered Accountant.

Gary J. Heller, age 43, currently serves as Secretary and a Director of Elephant & Castle Group Inc. (2007-Present), Secretary and a Manager of Massachusetts Pub Group LLC (2008-Present), and Executive Vice President of Terra Nova Pub Group Ltd. (2009-Present).  Prior to entering the restaurant industry in 2007, Mr. Heller spent 16 years as an investment banker, including serving as a Managing Director of FTI Capital Advisors, LLC (2002-2006) and a Director of Andersen Corporate Finance LLC.  Mr. Heller holds a BA in Economics from the University of Pennsylvania and an MBA in Finance from New York University.

David L. Dobbin, age 49, currently serves as Chairman of the Board of Small Island Investments Ltd. (2010-Present).  He also serves as Chairman of the Boards of Terra Nova Pub Group Ltd., its subsidiaries and affiliates (2007-Present) and Welaptega Marine Ltd. (2008-Present), a leading supplier of offshore mooring inspection systems, companies controlled by Mr. Dobbin through Repechage Investments Limited, an investment company formed under the laws of Canada that holds investments in the transportation, service, real estate and hospitality sectors (2001-Present).  Previously, Mr. Dobbin served in several capacities with CHC Helicopter Corporation, the world's leading offshore helicopter services provider, and led Canadian Ocean Resource Associates Inc., a consulting firm specializing in best practice reviews, institutional support and public/private partnerships.  Mr. Dobbin holds a Bachelor of Commerce from Memorial University of Newfoundland.

In addition to the Investor's director designees above, the following current directors of the Company will remain on our Board:

Geoffrey R. Bailey, age 58, has served on our Board since 1996 and is a member of the Special Committee.  He is also a director of The Erie County Investment Co., which owns 99% of The Bailey Company.  The principal business of The Bailey Company is owning and operating 58 Arby's restaurants as a franchisee, and The Bailey Company has also been a franchisee and joint venture partner of the Company since 1987.  Mr. Bailey joined The Erie County Investment Co. in 1979.  Mr. Bailey is a graduate of the University of Denver with a Bachelor's Degree in Business Administration.

Boyd E. Hoback, age 54, has served on our Board since 1992 and is President and Chief Executive Officer of the Company, a position he has held since December 1992, and he has been in the restaurant business since the age of 16.  Mr. Hoback has been a vital part of the development of the Company into a 52-restaurant chain and has been involved in developing all areas of the Company.  Mr. Hoback is an honors graduate of the University of Colorado in finance.

Eric W. Reinhard, age 51, has served on our Board since 2005.  He is currently the Chairman of the Board, but will resign from this position upon the Closing of the Investment Transaction, as discussed above.  Mr. Reinhard also serves as President of the Pepsi Cola Bottler's Association, a beverage association management and consulting association and a position he has held since 2006.  Prior to June 2004, he was the General Manager for the Pepsi Bottling Group's Great West Business Unit.  While in this role, Mr. Reinhard was also a member of the Pepsi Bottling Group's Chairman's Operating Council, a member of the Food Service Strategic Planning Committee, and a member of The Dr. Pepper Bottler Marketing Committee.  Mr. Reinhard joined Pepsi Cola in 1984 after four years with The Procter & Gamble Distributing Company.  Since 1984 he has held several field and headquarters positions including Vice President/General Manager Pepsi-Lipton Tea partnership (JV), General Manager Mid-Atlantic Business Unit, Area Vice President Retail Channels, Vice President On-Premise Operations, and Area Vice President of Franchise Operations.  Mr. Reinhard holds a B.A. from Michigan State University and has completed the Executive Business Program at the University of Michigan.

There are no family relationships among the continuing directors or the Investor's director designees.  The Board has previously determined that of the current directors Geoffrey R. Bailey, Ron Goodson, David Grissen, Richard J. Stark and Alan A. Teran are independent directors under the NASDAQ listing standards.  Of the independent directors, Messrs. Goodson, Grissen, Stark and Teran intend to resign as directors immediately following the Closing of the Investment Transaction in order to fulfill the closing condition set forth in the Purchase Agreement, while Mr. Bailey will continue on our Board after the Closing.  The new Board will make determinations regarding the independence of the Investor's director designees after they are appointed to the Board after the Closing.

Mr. Bailey was originally elected to our Board pursuant to contractual board representation rights granted to The Bailey Company in connection with its investment in shares of our Series A Convertible Preferred Stock in 1996 and has continued to serve on our Board pursuant to contractual board representation rights granted to The Bailey Company and its affiliates in connection with our Series B Convertible Preferred Stock financing in February 2005.  Mr. Reinhard has also served on our Board pursuant to contractual board representation rights granted to other investors in our Series B Convertible Preferred Stock financing.  As a condition to the Closing of the Investment Transaction, The Bailey Company and Mr. Reinhard (together with their respective affiliates) will be required to waive the contractual board representation rights granted in connection with the Series B Convertible Preferred Stock financing.  In lieu thereof, The Bailey Company and Mr. Reinhard (together with their respective affiliates) will each have the right to designate one director, provided that they each continue to own (in each case, together with their respective affiliates) at least 600,000 shares of our common stock (adjusted for any stock splits, reverse splits or similar capital stock transactions).  Pursuant to the Purchase Agreement, the Investor has agreed to vote its shares in any election of directors in favor of the persons designated by The Bailey Company and its affiliates and by Mr. Reinhard and his affiliates.

Director Nominee Selection Process.  Our Board as a whole acts as the nominating committee for the selection of nominees for election as directors.  We do not have a separate standing nominating committee since we require that our director nominees be approved as nominees by a majority of our independent directors.  The Board will consider suggestions by stockholders for possible future nominees for election as directors at the next annual meeting when the suggestion is delivered in writing to our corporate secretary by August 15 of the year immediately preceding the annual meeting.

The Board selects each nominee, subject to contractual nominee designation and election rights held by certain stockholders, as discussed above, based on the nominee's skills, achievements and experience, with the objective that the Board as a whole should have broad and relevant experience in high policymaking levels in business and a commitment to representing the long-term interests of the stockholders.  The Board believes that each nominee should have experience in positions of responsibility and leadership, an understanding of our business environment and a reputation for integrity.

The Board evaluates each potential nominee individually and in the context of the Board as a whole.  The objective is to recommend a group that will effectively contribute to our long-term success and represent stockholder interests.  In determining whether to recommend a director for re-election, the Board also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

When seeking candidates for director, the Board solicits suggestions from incumbent directors, management, stockholders or others.  The Board does not have a charter for the nominating process.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's business.

Shareholder Communications. The Board welcomes questions or comments about us and our operations.  Those interested may contact the Board as a whole or any one or more specified individual directors by sending a letter to the intended recipients' attention in care of Good Times Restaurants Inc., Corporate Secretary, 601 Corporate Circle, Golden, CO 80401.  All such communications other than commercial advertisements will be forwarded to the appropriate director or directors for review.

Leadership Structure.  The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board has determined that separating these roles is in the best interests of the Company's stockholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

Risk Oversight.  Material risks are identified and prioritized by the Company's management and reported to the Board for oversight.  The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks associated with each.  In addition, the Board continually works, with the input of the Company's executive officers, to assess and analyze the most likely areas of future risk for the Company.

Audit Committee.  As discussed above, the Audit Committee currently consists of Messrs. Grissen, Teran and Stark, all of whom intend to resign as directors immediately following the Closing of the Investment Transaction in order to fulfill the closing condition set forth in the Purchase Agreement.  Following the Closing, the new Board will appoint new members of the Audit Committee, all of whom will be independent directors under the applicable NASDAQ listing standards.  In addition, following the Closing, the new Board will designate an Audit Committee financial expert in accordance with the applicable SEC rules to replace Mr. Stark who currently serves in that capacity.

The function of the Audit Committee relates to oversight of the auditors, the auditing, accounting and financial reporting processes and the review of the Company's financial reports and information.  In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results and the results of their audit and reviewing the Company's internal accounting controls.  The Audit Committee operates pursuant to a written Charter adopted by the Board.  A current copy of the Audit Committee Charter is available on our website at www.goodtimesburgers.com.  The Audit Committee held five meetings during fiscal 2010.

Compensation Committee.  As discussed above, the Compensation Committee currently consists of Messrs. Goodson, Stark and Teran, all of whom intend to resign as directors immediately following the Closing of the Investment Transaction in order to fulfill the closing condition set forth in the Purchase Agreement.  Following the Closing, the new Board will appoint new members of the Compensation Committee, all of whom will be independent directors under the applicable NASDAQ listing standards.  The function of this Committee is to consider and determine all matters relating to the compensation of the President and CEO and other executive officers, including matters relating to the employment agreements.  The Compensation Committee held one meeting during fiscal 2010.

The Compensation Committee does not have a Charter. The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers.  Among its other duties, the Compensation Committee oversees all significant aspects of the Company's compensation plans and benefit programs.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer's compensation and evaluates the Chief Executive Officer's performance in light of those goals and objectives.  The Compensation Committee also recommends to the Board the compensation and benefits for members of the Board.  The Compensation Committee has also been appointed by the Board to administer our 2008 Omnibus Equity Incentive Compensation Plan, which is the successor equity compensation plan to the Company's 2001 Stock Option Plan.  The Compensation Committee does not delegate any of its authority to other persons.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs.  The Compensation Committee reviews and determines the base salaries for our executive officers, and also approves awards to our executive officers under the Company's equity compensation plans.

In determining the amount and form of compensation for executive officers other than the Chief Executive Officer, the Compensation Committee obtains input from the Chief Executive Officer regarding the duties, responsibilities and performance of the other executive officers and the results of performance reviews.  The Chief Executive Officer also recommends to the Compensation Committee the base salary levels for all executive officers and the award levels for all executive officers under the Company's equity compensation programs.  No executive officer attends any executive session of the Compensation Committee or is present during final deliberations or determinations of such officer's compensation.  The Chief Executive Officer also provides input with respect to the amount and form of compensation for the members of the Board of Directors.

The Compensation Committee has the authority to directly engage, at the Company's expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of executive and director compensation.  For fiscal 2010, the Compensation Committee did not use the services of a compensation consultant or other adviser.  However, the Compensation Committee has reviewed surveys, reports and other market data against which it has measured the competitiveness of the Company's compensation programs.  In determining the amount and form of executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies.

Special Committee.  On August 14, 2009, our Board formed a Special Committee comprised of directors Richard Stark, Alan Teran and Geoff Bailey to explore and evaluate strategic alternatives aimed at enhancing stockholder value.  The activities of the Special Activities are discussed in the section entitled "Evaluation of Strategic Alternatives" above.

Board Meeting Attendance.  There were seven Board meetings held during the fiscal year ended September 30, 2010.  None of our continuing directors attended fewer than 75% of the Board meetings and applicable committee meetings.  Each of the continuing directors attended the annual meeting of stockholders for the fiscal year ended September 30, 2009, which was held September 30, 2010.

Director Compensation.  Each non-employee director receives $500 for each Board meeting attended.  Members of the Compensation and Audit Committees generally each receive $100 per meeting attended.  However, where both Compensation and Audit Committee meetings are held at the same place on the same day, only $100 is paid to directors attending both committee meetings.  Additionally, non-employee directors may receive non-statutory stock options from the Company under the terms of our 2008 Omnibus Equity Incentive Compensation Plan.

Effect of the Investment Transaction on Existing Stockholders

Pursuant to the Purchase Agreement, the Investor will purchase the Shares, which will represent approximately 51.4 percent of the outstanding shares of our common stock immediately upon the Closing.

Possible Effect on Market Price of our Common Stock.  If stockholders of the Company approve the Investment Transaction, the Shares will be sold to the Investor at a discount to the recently prevailing trading market prices of our common stock.  We are unable to predict the potential effects of the Investment Transaction on the trading activity and market price of our common stock.  We are also unable to predict the effects of the trading activity and market price of our common stock if the Investment Transaction does not close.  Pursuant to the Registration Rights Agreement, at the Closing we will grant the Investor and its permitted transferees registration rights for the resale of the Shares.  These registration rights would facilitate the resale of the Shares into the public market, and any resale of the Shares would increase the number of shares of our common stock available for public trading.  Sales by the Investor or its permitted transferees of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

The Investor will be a Controlling Stockholder.  The Company's present executive officers, directors and five percent or greater stockholders beneficially own approximately 58 percent of our outstanding common stock and are therefore in a position, acting together, to influence and possibly control most matters submitted for approval by our stockholders.  Immediately upon the Closing of the Investment Transaction, the Investor will beneficially own approximately 51.4 percent of our outstanding common stock and therefore such control will continue in the hands of the Investor.

The Investor will have the Right to Designate a Majority of our Board.  Pursuant to the Purchase Agreement, the after the Closing and for so long as the Investor holds at least 50 percent of our outstanding common stock, (i) our Board shall consist of not more than seven members, and (ii) the Investor will have the right to designate four members of our Board.  See the section entitled "Investor Board Designees" above.

Dilution.  If approved, the issuance of common stock in the Investment Transaction will result in dilution by 51.4 percent to each stockholder by reducing such stockholder's percentage ownership of the total outstanding shares.  If stockholders of the Company approve the proposed issuance of the Shares to the Investor, the Shares will represent approximately 51.4 percent of our common stock immediately following the Closing.  In addition, the Purchase Agreement provides that for a period of three years following the Closing, as long as the Investor continues to own at least 80 percent of the Shares issued to the Investor, the Investor will have a right of first refusal to purchase additional equity securities which are offered and sold by the Company for the purpose of maintaining its percentage ownership interest in the Company.  The foregoing purchase right applies to (i) shares of our common stock, (ii) any debt or equity security of the Company convertible into or exchangeable for shares of common stock, with or without consideration being paid, (iii) any option, warrant or other right to purchase shares of common stock or securities convertible into or exchangeable for shares of common stock or any other security so convertible, or (iv) any debt securities having voting rights equivalent to those of our common stock.  However, the Investor will have no purchase right respect to securities issued and sold by the Company in an underwritten public offering under a then-effective registration statement under the Securities Act (except as provided in the Registration Rights Agreement), or any common stock issued by the Company as consideration in connection with an acquisition, merger or strategic partnership transaction of the Company or GTDT that has been approved by our Board after the Closing.

Vote Required for Approval

Approval of Proposal #1 - the shareholder resolution authorizing the Investment Transaction - will require the affirmative vote of a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL #1.

PROPOSAL #2 - APPROVAL OF REVERSE STOCK SPLIT

The Board adopted a resolution on October 28, 2010 seeking stockholder approval to grant the Board discretionary authority to effect a reverse split with respect to the issued and outstanding shares of the Company's common stock.  If this Proposal #2, as more fully described below, is approved by the Company's stockholders, the Board may subsequently effect, in its sole discretion, the reverse stock split based upon a one-for-three exchange ratio.  If approved, the Board's discretion to effect the reverse stock split would last until December 31, 2010, when such discretion would terminate if not exercised by the Board.

Under the Purchase Agreement, stockholder approval of this Proposal #2 is a condition to the Closing of the Investment Transaction.

Reasons for Effecting a Reverse Stock Split

The Board believes that a reverse stock split is desirable for the following reasons:

•         Regain Compliance with NASDAQ Listing Rules.  As we have previously disclosed, on July 19, 2010, the Company received a deficiency notice from NASDAQ that the Company had failed to maintain a minimum bid price of $1.00 per share for a period of 30 consecutive business days.  The Company has a grace period of 180 calendar days, or until January 18, 2011, in which to regain compliance with this NASDAQ listing rule.  To regain compliance, the bid price of our common stock must close at $1.00 per share or more for a minimum of ten consecutive business days anytime before January 18, 2011.  The Board has concluded that, absent a significant market-driven increase in our stock price, the best way for the Company to increase the closing bid price of our common stock to the level satisfactory for meeting the continued listing requirements of NASDAQ is to effect the reverse stock split.

•         Increased Share Price.  A reverse stock split may increase the trading price of shares of the Company's common stock, potentially making them more attractive investments generally and to institutional investors in particular.

•         Reduced Number of Shares Issued and Outstanding.  The Company has 3,898,559 shares of its common stock issued and outstanding and will issue an additional 4,200,000 shares of common stock to the Investor at the Closing and an additional 73,293 shares of common stock upon the conversion of accrued interest on the loans discussed on page 4 hereof.  Thus, following the Investment Transaction, the Company will have an aggregate of 8,171,852 shares of common stock outstanding, not including those shares of common stock reserved for issuance under the Company's Omnibus Equity Plan or upon exercise of outstanding warrants of the Company.  The Board believes that reducing the number of issued and outstanding shares of common stock following the Investment Transaction to 2,723,951 (and increasing the proportion of the shares of common stock authorized but unissued) may be beneficial to the Company and its stockholders.

•         Such a reduction might also help to facilitate future business combinations or other transactions in the event that such opportunities arise.

•         Reduced Stockholder Transaction Costs.  Because investors typically pay commissions based on the number of shares traded when they buy or sell shares of our common stock, such investors may pay lower commissions for trading a given dollar amount of the Company's common stock if the reverse stock split occurs.

Potential Risks Associated with a Reverse Stock Split

The following is a non-exhaustive list of potential risks associated with effecting a reverse stock split:

No Guarantee of Increased Share Price. There are no assurances that the trading price of shares of the Company's common stock will increase upon the effectiveness of any reverse stock split approved by the Board. The future performance of our common stock will be based on the Company's performance and other factors that are unrelated to the number of issued and outstanding shares of our common stock. If the trading price of shares of our common stock does not increase by an amount that is commensurate with the reduction in our shares issued and outstanding as a result of the reverse stock split, the total market capitalization of the Company will decrease.

Reduced Liquidity is Possible. The liquidity of our common stock could be adversely affected by the reduced number of shares that would be issued and outstanding if the reverse stock split is approved.

Effect of a Reverse Stock Split

The principal effect of the reverse stock split would be to reduce the number of issued and outstanding shares of the Company's common stock from 8,171,852 shares (after the Closing of the Investment Transaction) to 2,723,951 shares, based on a one-for-three exchange ratio. As such, each stockholder holding three shares of the Company's common stock (par value $0.001 per share) immediately prior to the reverse stock split taking effect will become a holder of one share of our common stock (par value $0.001 per share) after the reverse stock split is consummated.

The reverse stock split itself will not change the proportionate equity interests of our stockholders, nor will the respective voting rights or other rights of stockholders be altered in any way by the reverse stock split, other than as a result of the treatment of fractional shares as described below.  The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The number of authorized shares of the Company's common stock will not change by virtue of adopting this Proposal #2.  Therefore, after taking into account the issuance of the Shares to the Investor in the Investment Transaction, approximately 41,828,148 shares of the Company's common stock of the 50,000,000 currently authorized would remain available for issuance (inclusive of 857,184 shares which are reserved for issuance pursuant to our Omnibus Equity Plan or upon exercise of outstanding warrants).  If this Proposal #2 is approved, there will be approximately 47,276,049 shares of common stock available for issuance (including 285,728 reserved shares under our Omnibus Equity Plan and our outstanding warrants).

The shares of authorized and unissued common stock following the Reverse Split will be available for issuance in connection with such corporate transactions and purposes as may, from time to time, be considered advisable by our Board.  Except as discussed herein, however, we have no arrangements, agreements, understandings or plans at the current time for the issuance or use of the additional shares of common stock that will be available following the Reverse Split.  Having such shares available for issuance in the future will allow the shares to be issued as determined by our Board without further stockholder action, unless the circumstances require that we seek stockholder approval under the rules of the NASDAQ Stock Market.

In addition, the issuance of additional shares of common stock for such corporate transactions and purposes could have a dilutive effect on earnings per share and the book or market value of our outstanding common stock, depending on the circumstances, and would likely dilute a stockholder's percentage voting power in the company. Our Board intends to take these factors into account before authorizing any new issuance of shares.

Potential Anti-Takeover Effects

If the Reverse Split is approved, the increased proportion of authorized but unissued shares of the Company's common stock to the issued and outstanding shares thereof could, under certain circumstances, have an anti-takeover effect. For example, such a change could permit future issuances of our common stock that would dilute the stock ownership of a person seeking to effect a change in composition of our Board or contemplating a tender offer or other transaction for the combination of the Company with another entity.

The Board is not, however, proposing the Reverse Split in response to any effort of which it is aware to accumulate shares of the Company's common stock or to obtain control of the Company. Rather, the Board is proposing the Reverse Split for the reasons outlined above.

Mechanics of Reverse Stock Split

If this Proposal #2 is approved by stockholders and the Board effects a reverse stock split as discussed above, stockholders will be entitled to exchange their stock certificates after the reverse stock split takes place. Stockholders may exchange their stock certificates by contacting our transfer agent, Computershare Trust Company. Otherwise, stock certificates representing pre-reverse stock split shares of our common stock will be exchanged for certificates evidencing post-reverse stock split shares at the first time they are presented to the transfer agent for transfer.

Impact on Omnibus Equity Plan, Options, Warrants and Convertible Securities

If the reverse stock split is approved, the number of shares of our common stock that may be issued upon the exercise of conversion rights held by holders of securities convertible into our common stock will be reduced proportionately based upon the one-for-three exchange ratio. Proportionate adjustments will also be made to the per-share exercise price and the number of shares of our common stock issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our common stock. Finally, the number of shares reserved for issuance under the Company's Omnibus Equity Plan will be reduced proportionately based on the one-for-three exchange ratio.

Fractional Shares

The Company will not issue fractional shares in connection with the reverse stock split if it is effected by the Board. Instead, any fractional share that results from the reverse stock split will be rounded to the next whole share.

Accounting Matters

Because the reverse stock split will not change the par value of shares of the Company's common stock, our stated capital attributable to common stock on our balance sheet will be reduced to approximately 33 percent of its present amount. Additional paid-in capital will increase by the dollar amount by which stated capital decreases.

Certain Federal Income Tax Consequences of a Reverse Stock Split

IN ACCORDANCE WITH 31 C.F.R. § 10.35(B) (5), THE DISCUSSION OF THE TAX ASPECTS PROVIDED HEREIN HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY FEDERAL TAX PENALTY.  THE TAX DISCUSSION HEREIN IS WRITTEN TO SUPPORT PROPOSAL #2 AND EACH STOCKHOLDER SHOULD SEEK ADVICE BASED ON SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign and other laws are not addressed in this summary. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split. We have not and will not seek a ruling from the Internal Revenue Service or an opinion of counsel regarding the United States federal income tax consequences of the proposed reverse stock split.  Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and there can be no assurance that such income tax consequences, if challenged, would be sustained.

Subject to the above stated, the United States federal income tax consequences of the proposed reverse stock split may be summarized as follows:

•         The reverse stock split would qualify as a tax-free recapitalization under the Internal Revenue Code.  Accordingly, a stockholder will not recognize any gain or loss for United States federal income tax purposes as a result of the receipt of the post-reverse stock split common stock pursuant to the reverse stock split.

•         The shares of post-reverse stock split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-reverse stock split common stock held by the stockholder immediately prior to the reverse stock split.

•         A stockholder's holding period for the post-reverse stock split common stock will include the holding period of the pre-reverse stock split common stock exchanged.

No Appraisal Rights

Neither Nevada law nor our Articles of Incorporation or Bylaws provide our stockholders with dissenters' or appraisal rights in connection with the proposal described above. If the proposal to give our Board discretion to effect a reverse stock split with respect to issued and outstanding shares of the Company's common stock is approved at the Special Meeting, stockholders voting against such proposals will not be entitled to seek appraisal for their shares.

Vote Required for Approval

Approval of Proposal #2 - the shareholder resolution authorizing the Reverse Stock Split - will require the affirmative vote of a majority of the votes cast by the holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL #2.  IF THE STOCKHOLDERS DO NOT APPROVE THE REVERSE SPLIT, THE INVESTMENT TRANSACTION WILL NOT OCCUR.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

In April 2009, the Company and its wholly-owned subsidiary GTDT entered into a loan agreement with Golden Bridge, LLC ("Golden Bridge"), pursuant to which Golden Bridge made a loan of $185,000 to be used for restaurant marketing and other working capital needs of GTDT.  The Golden Bridge loan is evidenced by a promissory note dated April 20, 2009 made by the Company and its wholly-owned subsidiary GTDT, as co-makers, which bears interest at a rate of 10% per annum on the unpaid principal balance and provides for monthly interest payments with all unpaid principal due on July 10, 2010.  As discussed below, the note has been extended to December 31, 2010.  In connection with the loan, the Company issued to Golden Bridge a three-year warrant dated April 20, 2009 (the "Golden Bridge Warrant") which provides that Golden Bridge may at any time from April 20, 2009 until April 20, 2012 purchase up to 92,500 shares of the Company's common stock at an exercise price of $1.15 per share.

Eric W. Reinhard, Ron Goodson, David Grissen, Richard J. Stark and Alan A. Teran, who are all members of our Board and stockholders of the Company, are the sole members of Golden Bridge.  Mr. Reinhard is the sole manager of Golden Bridge.  The Company's obtaining of the loan from Golden Bridge and related transactions were duly approved in advance by the Company's Board by the affirmative vote of members thereof who did not have an interest in the transaction.  Total interest and commitment fees paid under this agreement were approximately $12,000 for fiscal year ended September 30, 2009 and approximately $18,500 for the fiscal year ended September 30, 2010.  The amount due to related parties under this agreement that is included in notes payable was $185,000 at September 30, 2010.

The fair value of the Golden Bridge Warrant was determined to be $42,000 with the following assumptions: 1) risk free interest rate of 1.27%, 2) an expected life of 3 years, and 3) an expected dividend yield of zero. The fair value of $42,000 was charged to the note discount and credited to Additional Paid in Capital. The note discount is being amortized over fourteen months and charged to interest expense.

As discussed above, the Golden Bridge loan was initially due and payable in full on July 10, 2010.  However, we have a letter agreement with Golden Bridge to continue with interest only payments until we complete a larger recapitalization event or until December 31, 2010.  Accordingly, $185,000 of the net proceeds from the sale and issuance of the Shares to the Investor in the Investment Transaction will be used to repay the Golden Bridge loan.  As the members of Golden Bridge, Messrs. Reinhard, Goodson, Grissen, Stark and Teran therefore have an indirect interest in the Investment Transaction.

The Purchase Agreement requires that The Bailey Company and Eric W. Reinhard enter into an agreement to vote in favor of the Investment Transaction with respect to an aggregate of 2,079,192 shares of our common stock owned by them, which represents approximately 53.3 percent of our outstanding common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of the Company's common stock as of November 1, 2010 by each person known by the Company to be the beneficial owner of more than five percent of the shares of the Company's common stock, each director and each named executive officer, and all directors and executive officers as a group.  The address for the principal stockholders and the directors and officers is 601 Corporate Circle, Golden, CO 80401.

Holder	Number of shares	Percent of
Principal stockholders	beneficially owned	class**

The Bailey Company, LLLP	821,512[1]	21.07%
The Erie County Investment Co.	1,016,192[1]	26.07%
Commonwealth Equity Services LLP	312,913[2]	8.03%
Paul T. Bailey	1,074,192[3]	27.55%
Directors and Officers
Geoffrey R. Bailey, Director	23,300[4]	*
Ron Goodson, Director	214,497[5]	5.48%
David Grissen, Director	231,999[6]	5.90%
Boyd E. Hoback, Director, President and Chief Executive Officer	134,542[7]	3.33%
Scott G. LeFever, Vice President, Operations	18,790[8]	*
Richard J. Stark, Director	62,103[9]	1.58%
Alan A. Teran, Director	113,206[10]	2.88%
Eric W. Reinhard, Chairman	314,000[11]	7.94%
All directors and executive officers as a group (9 persons including all those named above)	1,129,181[12]	26.38%

[1]

The Bailey Company is 99% owned by The Erie County Investment Co., which should be deemed the beneficial owner of Good Times Restaurants common stock held by The Bailey Company.  The Erie County Investment Co. also owns 194,680 shares of Good Times Restaurants common stock in its own name.  Geoffrey R. Bailey is a director and executive officer of The Erie County Investment Co.  Geoffrey R. Bailey disclaims beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and The Erie County Investment Co.  See footnote 3 below.

[2]

The information as to Commonwealth Equity Services LLP ("Commonwealth") and entities controlled directly or indirectly by Commonwealth is derived in part from Schedule 13G, as filed with the Securities and Exchange Commission on December 23, 2005 and most recently amended on February 11, 2009, and information furnished to Good Times separately by Commonwealth.

[3]

Includes 821,512 shares beneficially owned by The Bailey Company and 194,680 shares held of record by The Erie County Investment Co.  Paul T. Bailey is the principal owner of The Erie County Investment Co. and may be deemed the beneficial owner of shares held by The Erie County Investment Co. and The Bailey Company.  Paul T. Bailey disclaims beneficial ownership of the shares held by The Erie County Investment Co. and The Bailey Company.  Paul T. Bailey is the father of Geoffrey R. Bailey.

[4]	Includes 14,000 shares underlying presently exercisable stock options.
[5]	Includes 12,000 shares underlying presently exercisable stock options and 2,497 warrants to purchase stock.
[6]	Includes 12,000 shares underlying presently exercisable stock options and 19,999 warrants to purchase stock.
[7]	Includes 89,550 shares underlying presently exercisable stock options
[8]	Includes 18,790 shares underlying presently exercisable stock options
[9]	Includes 14,000 shares underlying presently exercisable stock options and 15,003 warrants to purchase stock.
[10]	Includes 14,000 shares underlying presently exercisable stock options and 17,501 warrants to purchase stock
[11]	Includes 16,500 shares underlying presently exercisable stock options and 37,500 warrants to purchase stock
[12]

Does not include shares held beneficially by The Bailey Company and The Erie County Investment Co.  If those shares were included, the number of shares beneficially held by all directors and executive officers as a group would be 2,145,373 and the percentage of class would be 50.13%.

*	Less than one percent.

**

Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

Executive Officers.  The executive officers of the Company are as follows:

Name	Age	Position	Date Began With Company
Boyd E. Hoback	54	President & CEO	September 1987
Susan M. Knutson	51	Controller	September 1987
Scott G. LeFever	51	VP of Operations	September 1987

Boyd E. Hoback.  See the description of Mr. Hoback's business experience under the heading "Investor Board Designees" above.

Susan M. Knutson has been Controller since 1993 with direct responsibility for overseeing the accounting department, maintaining cash controls, producing budgets, financials and quarterly and annual reports required to be filed with the Securities and Exchange Commission, acting as the principal financial officer of the Company, and preparing all information for the annual audit.

Scott G. LeFever has been Vice President of Operations since August 1995, and has been involved in all phases of operations with direct responsibility for restaurant service performance, personnel and cost controls.

Executive officers do not have fixed terms and serve at the discretion of our Board.  There are no family relationships among the executive officers, the continuing directors or the Investor's director designees.

Executive Compensation.  The information called for by Item 8 of Schedule 14A of Regulation 14A is hereby incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010 to be filed on EDGAR on or about December 29, 2010.

Employment Agreements.  Mr. Hoback entered into an employment agreement with the Company in October 2001 and the terms of the agreement were revised effective October 2007 for compliance with Section 409A of the Internal Revenue Code.  The revised agreement provides for his employment as President and Chief Executive Officer for two years from the date of the agreement at a minimum salary of $190,000 per year, terminable by the Company only for cause.  The agreement provides for payment of one year's salary and benefits in the event that change of ownership control results in a termination of his employment or termination other than for cause.  This agreement renews automatically annually for a new two-year term unless specifically not renewed by our Board.  Mr. Hoback's compensation, including salary, expense allowance, bonus and any equity award, is reviewed annually by the Compensation Committee.  Mr. Hoback's bonus is based on the Company's achieving certain Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") targets for each year.

As a condition to the Closing of the Investment Transaction, Mr. Hoback will be required to waive certain rights under the employment agreement which would otherwise accrue to him as a result of the change in ownership control of the Company which will occur as a result of the Investment Transaction, including his right to terminate his employment within one year of the change in control and trigger the severance payment described above and his right to accelerate the vesting of stock options upon the change in control.

Other Employment Arrangements.  Mr. LeFever is employed as an "employee at will" and does not have a written employment agreement.  His compensation, including salary, expense allowance, bonus and any equity awards, is reviewed and approved by the Compensation Committee annually.  He participates in a bonus program that is based on both the Company's level of EBITDA for the year and achieving certain operating metrics and sales targets.

Section 16(a) beneficial ownership reporting compliance.  Under Section 16(a) of the Securities Exchange Act of 1934, directors, executive officers, and persons who own more than ten percent of the Company's common stock must disclose their initial beneficial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and the Company.  The SEC has designated specific deadlines for these reports and the Company must identify in this Proxy Statement those persons who did not file these reports when due.

Based solely on a review of the reports filed with the Company and written representations received from reporting persons, the Company believes that, as of November 1, 2010, all Section 16(a) filing requirements for its officers, directors, and more than ten percent stockholders were complied with on a timely basis.  Moreover, pursuant to the Purchase Agreement, the Investor has agreed to comply with all Section 16(a) filing requirements on a timely basis.

STOCKHOLDER NOMINATIONS AND OTHER PROPOSALS

Any stockholder proposal for the Company's annual meeting of stockholders in 2011 must be received by the Company for the proposal to be included in the Company's proxy statement and form of proxy for that meeting.  If notice of a proposal for which a stockholder will conduct his or her own proxy solicitation is not received by the Company by August 15, 2011, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) of the Securities Exchange Act of 1934, and the person named in proxies solicited by our Board may use his or her discretionary authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

OTHER MATTERS

As of the date of this Proxy Statement, our Board does not intend to present at the Special Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board or, in the absence of such recommendation, in accordance with the judgment of the proxy holder.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Company files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC").  The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.  The statements and forms we file with the SEC have been filed electronically and are available for viewing or copy on the SEC maintained Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The Internet address for this site can be found at: www.sec.gov.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 can be found at the SEC's Internet site.  The Annual Report is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.  We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as filed with the SEC.  Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits.  Any such requests should be directed to our Corporate Secretary at our principal executive offices at 601 Corporate Circle, Golden, Colorado 80401.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED BUSINESS REPLY ENVELOPE OR VIA FACSIMILE TO THE ATTENTION OF BOYD E. HOBACK, OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AT (303) 273-0177.  YOUR VOTE IS IMPORTANT.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

November 22, 2010

GOOD TIMES RESTAURANTS INC.

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOOD TIMES RESTAURANTS INC. IN CONNECTION WITH THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 13, 2010.

The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held on December 13, 2010 and the Proxy Statement, and appoints Boyd E. Hoback and Susan M. Knutson (or either of them), the proxy of the undersigned, each with full power of substitution, to vote all shares of common stock of Good Times Restaurants Inc., a Nevada corporation (the "Company"), that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held on December 13, 2010, beginning at 9:00 a.m. local time, at the Company's corporate offices, which are located at 601 Corporate Circle, Golden, Colorado 80401, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.  The shares represented by this proxy shall be voted in the matter set forth herein.

PROPOSAL #1 - APPROVAL OF INVESTMENT TRANSACTION:  To approve a $2,100,000 equity investment in the Company through the issuance of 4,200,000 shares of the Company's common stock to Small Island Investments Limited, a Bermuda corporation, referred to herein as the "Investment Transaction".

For	[ ]	Against	[ ]	Abstain	[ ]

PROPOSAL #2 - APPROVAL OF REVERSE STOCK SPLIT:  To approve a proposal to give the Board of Directors discretion to effect a one-for-three reverse stock split of the Company's common stock following the closing of the Investment Transaction, referred to herein as the "Reverse Split".

For	[ ]	Against	[ ]	Abstain	[ ]

This proxy when properly executed will be voted in the manner directed by the undersigned.

If this proxy is properly executed but no voting directions are given, this proxy will be voted "For" the approval of each of Proposals #1 and #2 set forth above.

This proxy also confers discretionary authority to the proxies to vote on any other matters that may properly be presented at the meeting.  As of the date of the accompanying Proxy Statement, the Company did not know of any other matters to be presented at the meeting.  If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of the Company's Board of Directors.

Please sign exactly as your name appears below.  When joint tenants hold shares, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership or limited liability company, please sign in such name by an authorized person.

Please complete, date and sign this proxy card and return it promptly in the accompanying envelope.

Shares Owned: ____________________	Dated: ____________________
_________________________________	__________________________
Signature of Shareholder	Signature (if held jointly)

(Sign exactly as name appears on stock certificate)